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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners
Crosstex Energy, L.P.:

        We consent to the incorporation by reference of our report dated February 28, 2014, with respect to the consolidated balance sheets of Crosstex Energy, L.P. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in partners' equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Crosstex Energy, L.P. and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas
March 7, 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm